SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Nov. 18, 2009

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-3280	PUBLIC SERVICE COMPANY OF COLORADO	84-0296600
(a Colorado corporation)
1225 17th Street
Denver, Colorado 80202
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

In May 2009, Public Service Company of Colorado (PSCo) a Colorado Corporation and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Colorado Public Utilities Commission (CPUC) to increase Colorado retail electric rates by $180.2 million, effective in 2010.  The request was based on a 2010 forecast test year, an 11.25 percent return on equity (ROE), a rate base of $4.4 billion and an equity ratio of 58.05 percent,   In October 2009, PSCo filed rebuttal testimony and revised the requested rate increase to $177.4 million.

On Nov.18, 2009, PSCo filed with the CPUC a settlement agreement (“the Settlement”) outlining terms on which PSCo, the CPUC Staff, Energy Outreach Colorado and Colorado Energy Consumers would propose to settle all matters in the case, with the exception of those matters related to the electric commodity adjustment.  Certain other intervenors oppose the Settlement.

The Settlement provides for PSCo to increase electric base rates by approximately $136 million, effective Jan. 1, 2010.  The Settlement is based on a 10.5 percent return on equity and reflects PSCo’s actual capital structure.

The Settlement is based on an historic test year adjusted for three 2010 known and measurable changes:

•                  The projected 2010 plant related costs (return on rate base, depreciation and property taxes) and 2010 O&M expenses associated with the major plant additions for Comanche Unit 3, Ft. St. Vrain, air quality control improvements at Comanche Units 1 and 2 and Comanche transmission;

•                  The projected 2010 plant related costs and 2010 O&M expenses associated with PSCo’s investment in SmartGridCity;  and

•                  The projected 2010 rate base for all other investments (primarily investments in its distribution system) and the associated depreciation and property taxes.

The Settlement also provides for:

•                  Recovery of certain proposed increases in removal costs of planned retirements of existing coal and steam units through a separate rate mechanism to be implemented after PSCo has proposed and received CPUC approval for its removal plans;

•                  Mitigation of PSCo’s proposed increases in depreciation expense associated with its early retirements of its Cameo, Arapahoe and Zuni Unit 1 facilities such that the remaining plant costs are recovered over the current remaining useful life of each facility; and

•                  Deferral of certain costs related to PSCo’s innovative clean technology project at its Cameo station until PSCo’s next general rate case.

•                  Donation of residential late payment fees to Energy Outreach Colorado to benefit PSCo’s low income customers.

As part of the Settlement, PSCo has agreed, subject to limited exceptions, not to file its next general rate case with a rate effective date prior to Dec. 31, 2011.   However, PSCo is allowed to propose an alternate mechanism to recover costs that may arise as a result of the CPUC’s recent approval of PSCo’s resource plan and would be allowed to file a general rate case at any time if, as a result of government actions, PSCo experiences a material change to its expenses or investments.

The Settlement anticipates that PSCo’s next rate case filing will be based on a future test year and requires PSCo to provide additional reporting during the period until such time as it files its next case to assist parties with their review of that case.

Finally, under the Settlement, PSCo agrees to implement an earnings test, based on an achieved ROE, for the purpose of sharing earnings with its customers.  Under the proposal, PSCo would:

•                  Retain 25% of earnings between 10.5% and 10.75%;

•                  Retain 50% of earnings between 10.75% and 11.00%;

•                  Retain 75% of earnings between 11.00% and 11.25%;

•                  Retain 100% of earnings between 11.25% and 11.50%; and

•                  Refund all earnings above 11.50% to ratepayers.

The CPUC is expected to issue a decision on the Colorado electric rate case in December 2009.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases and intervenor testimony, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements may be identified in this document by the words “would,” “believe,” “estimate,” “expect,” “likely,” “may,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy and PSCo in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of each of Xcel Energy’s and PSCo’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and Sept. 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 18, 2009	Xcel Energy Inc. (a Minnesota corporation)
Public Service Company of Colorado (a Colorado corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer